Exhibit 99.1

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MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

Release Date:	January 30, 2003	Contact: Peter J. Rogers, Jr.
Vice President, Investor Relations
(443) 285-8059

MICROS REPORTS FISCAL 2003 SECOND QUARTER RESULTS
REVENUE, NET INCOME AND EPS EXCEED EXPECTATIONS

Columbia, Maryland... MICROS Systems, Inc. (Nasdaq:MCRS), a leading supplier of information systems to the hospitality industry, today announced the results for its fiscal 2003 second quarter ended December 31, 2002. Revenue for the quarter was $95.5 million, an increase of $4.6 million, or 5.1%, over the same period last year. Net income for the quarter was $4.9 million, an increase of $2.4 million, or 98.4%, over the year ago second quarter. Earnings per share, on a diluted basis, were $0.28 per share, an increase of $0.14 per share, or 100.0%, over the year ago earnings of $0.14 per share.

For the six-month period ending December 31, 2002, MICROS’s revenue was $182.1 million, an increase of $7.6 million, or 4.4%, over the same period last year. Net income for the six-month period was $7.6 million, an increase of $4.3 million, or 126.7%, over the year ago period. Earnings per share, on a diluted basis, were $0.43, an increase of $0.24 per share, or 126.3%, over the year ago earnings of $0.19 per share.

In the first quarter of fiscal 2003, MICROS adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under this Statement, the Company is not recording goodwill amortization expense for fiscal 2003. For comparison purposes, the effect of goodwill amortization for the fiscal 2002 second quarter was $0.08 per diluted share and $0.14 per diluted share on a six-month basis.

Tom Giannopoulos, MICROS’s Chairman and CEO stated: “We are pleased with the results for the quarter as revenue and net income exceeded our expectations. Notwithstanding the global issues existing today, we are on-track with our fiscal year projections. We are encouraged by the increased demand for our products and services.”

MICROS’s management guidance for the fiscal 2003 third quarter ending March 31, 2003 is for revenue between $95.0 million and $100.0 million and net income between $5.0 million and $6.0 million.

MICROS’s stock is traded through NASDAQ under the symbol MCRS. Some of the statements contained herein not based on historic facts are forward-looking statements that involve risks and uncertainties. Some of those uncertainties are: product demand and market acceptance; adverse economic factors; impact of competitive products and pricing on margins; product development delays and technological difficulties; and aggressively controlling expenses. Other risks are indicated in the MICROS Form 10-K and other filings with the Securities and Exchange Commission. MICROS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

Release Date:	January 30, 2003	Contact: Peter J. Rogers, Jr.
Vice President, Investor Relations
(443) 285-8059

MICROS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited — in thousands, except per share amounts)

	Second Quarter Ended December 31,		Six Months Ended December 31,

	2002	2001	2002	2001

Revenue:
Hardware and software	$51,011	$47,497	$94,171	$90,195
Service	44,537	43,402	87,888	84,215

Total revenue	95,548	90,899	182,059	174,410

Cost of sales:
Hardware and software	27,695	26,409	52,971	50,755
Service	20,278	21,416	40,100	40,513

Total cost of sales	47,973	47,825	93,071	91,268

Gross margin	47,575	43,074	88,988	83,142

Selling, general and administrative expenses	32,682	30,350	62,126	59,030
Research and development expenses	4,248	4,735	9,135	9,561
Depreciation and amortization	2,129	4,076	4,175	7,831

Total operating expenses	39,059	39,161	75,436	76,422

Income from operations	8,516	3,913	13,552	6,720

Non-operating income (expense), net	190	276	(434)	(863)

Income before taxes, minority interests, and equity in net earnings of affiliates	8,706	4,189	13,118	5,857

Income tax provision	3,570	1,559	5,247	2,226

Income before minority interests and equity in net earnings of affiliates	5,136	2,630	7,871	3,631

Minority interests and equity in net earnings of affiliates	(205)	(145)	(245)	(267)

Net income	$4,931	$2,485	$7,626	$3,364

Net income per common share:
Basic	$0.28	$0.14	$0.44	$0.19

Diluted	$0.28	$0.14	$0.43	$0.19

Weighted-average number of shares outstanding:
Basic	17,398	17,502	17,436	17,497

Diluted	17,612	17,757	17,707	17,741

News		micros®

MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

Release Date:	January 30, 2003	Contact: Peter J. Rogers, Jr.
Vice President, Investor Relations
(443) 285-8059

MICROS SYSTEMS, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited — in thousands)

	December 31,	June 30,
	2002	2002

ASSETS
Current assets:
Cash and cash equivalents	$55,684	$66,638
Accounts receivable, net	90,278	86,918
Inventories, net	35,750	31,211
Deferred income taxes	7,081	7,008
Prepaid expenses and other current assets	15,207	12,756

Total current assets	204,000	204,531

Property, plant and equipment, net	20,514	21,467
Deferred income taxes, non-current	20,107	20,707
Goodwill and intangible assets, net	31,144	32,055
Purchased and internally developed software costs, net	31,568	30,303
Other assets	3,411	3,767

Total assets	$310,744	$312,830

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$8,350	$18,699
Current portion of capital lease obligations	132	147
Accounts payable	25,552	25,955
Accrued expenses and other current liabilities	37,395	34,554
Income taxes payable	2,986	7,303
Deferred income taxes	810	547
Deferred service revenue	35,853	33,841

Total current liabilities	111,078	121,046

Capital lease obligations, net of current portion	295	279
Deferred income taxes, non-current	9,940	9,933
Other non-current liabilities	1,342	1,232
Commitments and contingencies:
Minority interests	2,450	1,978

Shareholders’ equity:
Common stock	434	438
Capital in excess of par	53,509	56,867
Retained earnings	138,225	130,599
Accumulated other comprehensive loss	(6,529)	(9,542)

Total shareholders’ equity	185,639	178,362

Total liabilities and shareholders’ equity	$310,744	$312,830